Exhibit  5.1




                                     July  10,  2002


Data  Systems  &  Software  Inc.
200  Route  17
Mahwah,  NJ  07430

               Re:     Registration  Statement  on  Form  S-3

Ladies  and  Gentlemen:

     We have acted as counsel for Data Systems & Software Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company under the Securities Act of 1933 for the purpose of registering an aggregate of 973,417 shares of its common stock, par value $.01 per share (the "Shares").

     On the basis of such investigation as we have deemed necessary, we are of the opinion that (i) the Shares have been duly authorized for issuance and (ii) the Shares are fully paid and non-assessable shares of common stock of the Company.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

     Sheldon Krause, a member of our firm, is the Secretary and a director of the Company.

                                  Very  truly  yours,

                                   /s/  Ehrenreich  Eilenberg  &  Krause  LLP